Back to Form 8-K	Exhibit 5.1
TELEPHONE: 1-212-558-4000 FACSIMILE: 1-212-558-3588 WWW.SULLCROM.COM	125 Broad Street New York, NY 10004-2498 ______________________ LOS ANGELES • PALO ALTO • WASHINGTON, D.C. FRANKFURT • LONDON • PARIS BEIJING • HONG KONG • TOKYO MELBOURNE • SYDNEY

March 22, 2017

WellCare Health Plans, Inc.,
    8735 Henderson Road,
        Renaissance One,
            Tampa, Florida 33634.
Ladies and Gentlemen:
In connection with the registration under the Securities Act of 1933 of $1,200,000,000 aggregate principal amount of 5.25% Senior Notes due 2025 (the “Securities”) of WellCare Health Plans, Inc., a Delaware corporation (the “Company”), pursuant to the Indenture, dated as of March 22, 2017, as supplemented by the First Supplemental Indenture, dated as of March 22, 2017 (collectively, the “Indenture”), each between the Company and The Bank of New York Mellon, as Trustee (the “Trustee”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.
Upon the basis of such examination, it is our opinion that the Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.
The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Securities conform to the specimen thereof examined by us, that the Trustee’s certificates of authentication of the Securities have been manually signed by one of the Trustee’s authorized officers, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.
We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on or about the date hereof, relating to the

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WellCare Health Plans, Inc.

Securities. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.
Very truly yours,
/s/ Sullivan & Cromwell LLP

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